EXHIBIT 4.9
                         CERTIFICATE PURCHASE AGREEMENT

                on behalf of each Series 1995-1 Certificateholder

                           Dated as of August 11, 1995

                                      among

                       SRI RECEIVABLES PURCHASE CO., INC.,
                               as the Transferor,


                           SPECIALTY RETAILERS, INC.,
                                as the Servicer,

                                       and

                            THE CERTIFICATE PURCHASER
                            HERETO (the "PURCHASER")

                                                                 August 11, 1995
To the Purchaser named
on the signature page hereto

Ladies and Gentlemen:

                  1. INTRODUCTION. SRI Receivables Purchase Co., Inc., a limited purpose Delaware corporation (the "TRANSFEROR"), is duly authorized to issue and sell $22,000,000 of Floating Rate Class A-1 Certificates ("CLASS A CERTIFICATES"), $1,500,000 of Floating Rate Class B-1 Certificates ("CLASS B CERTIFICATES") and $1,500,000 of Floating Rate Class C-1 Certificates ("CLASS C CERTIFICATES" and, together with the Class A Certificates and the Class B Certificates, the "CERTIFICATES"), all of which represent a fractional undivided interest in SRI Receivables Master Trust, a trust organized under the laws of the State of New York (the "TRUST") created pursuant to a Pooling and Servicing Agreement, dated as of July 30, 1993, as amended by a First Amendment to Pooling and Servicing Agreement dated as of October 7, 1994 and a Second Amendment to Pooling and Servicing Agreement dated as of January 31, 1995, and as further amended and restated as of August 11, 1995 (the "POOLING AND SERVICING AGREEMENT"), among the Transferor, Specialty Retailers, Inc., as servicer (the "SERVICER"), and Bankers Trust (Delaware), as trustee (the "TRUSTEE"), as supplemented by the Series 1995-1 Supplement thereto dated as of August 11, 1995 (the "SUPPLEMENT," and together with the Pooling and Servicing Agreement, the "CERTIFICATE AGREEMENT"), among the Transferor, the Servicer and the Trustee. Forms of the Pooling and Servicing Agreement and Supplement are attached as EXHIBITS A and B.

                  2. DEFINITIONS. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement and the Supplement; provided that if any term is defined in both the Pooling and Servicing Agreement and the Supplement, the definition that appears in the Supplement shall be controlling hereunder.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                  "DUFF & PHELPS" shall mean Duff & Phelps Credit Rating Co. or its successor.

                  "FUNDED PURCHASE" shall mean the Purchase of the Class A Initial Invested Amount, the Class B Initial Invested Amount and the Class C Initial Invested Amount under this Agreement which is paid for in cash by the applicable Purchasers.

                  "GAAP" shall mean generally accepted accounting principles as set forth from time to time in the opinions and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by significant segments of the accounting profession.

                  "INSOLVENCY EVENT" shall mean, with respect to any Person, the institution of any case or proceeding by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official action for it or for any substantial part of its property.

                  "INTEREST RATE CAP AGREEMENT" means the Interest Rate Cap Agreement in the form attached hereto as EXHIBIT D.

                  "MATERIAL ADVERSE EFFECT" shall mean (i) any material adverse effect upon the condition (financial or otherwise), operations, properties or prospects of the Transferor or the Servicer, (ii) any material adverse effect upon the validity or enforceability of the Purchase Documents, or (iii) any adverse effect which adverse effect, by itself or when taken together with all other such adverse effects, would have a materially adverse effect on the validity, enforceability or collectability of the Trust Property taken as a whole.

                  "OBLIGOR" shall mean any Person obligated to make payments in respect of a Receivable.

                  "OPERATIVE DOCUMENTS" shall have the meaning ascribed to such term in Section 6(a) of this Agreement.

                  "ORIGINATORS" shall mean certain subsidiaries of SRI which are party from time to time to the Receivables Purchase Agreement.

                  "PLACEMENT AGENT" shall mean BT Securities Corporation.

                  "PLACEMENT AGENCY AGREEMENT" shall mean that certain Private Placement Agency Agreement with the Placement Agent.

                  "PURCHASE DOCUMENTS" shall mean collectively, the Pooling and Servicing Agreement, the Supplement, the Receivables Purchase Agreement, the Interest Rate Cap Agreement, this Certificate Purchase Agreement, the Certificates and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

                  "RECEIVABLES PURCHASE AGREEMENT" shall mean that Receivables Purchase Agreement in the form attached hereto as EXHIBIT C to be entered into among the Originators, as sellers, and the Transferor, as amended or modified from time to time.

                  "SERIES 1995-1 CLOSING" shall have the meaning ascribed to such term in SECTION 3 of this Agreement.

                  "SERIES 1995-1 CLOSING DATE" shall have the meaning ascribed to such term in SECTION 3 of this Agreement.

                  "STANDARD & POOR'S" shall mean Standard & Poor's Ratings Group or its successor.

                  3. PURCHASE, SALE, PAYMENT AND DELIVERY OF THE CERTIFICATES. On the basis of the representations, warranties and agreements contained herein, but subject to the terms and conditions set forth herein, the Transferor agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Transferor, the aggregate principal amount of the Certificates set forth on such Purchaser's signature page hereto at a purchase price set forth on such page.

                  The closing of the sale of the Certificates (the "CLOSING") shall be held at the offices of Kirkland & Ellis at 200 East Randolph Drive, Chicago, Illinois, 60601, at 10:00 a.m. Chicago time, on August 15, 1995 or such other date as may be mutually agreed to by the parties (the "SERIES 1995-1 CLOSING DATE"). Payment of the aggregate purchase price for the Certificates shall be made on the Series 1995-1 Closing Date by wire transfer of immediately available funds to an account designated in writing by the Transferor, against delivery of the Certificates at the Series 1995-1 Closing on the Series 1995-1 Closing Date. The denominations of the Certificates to be delivered to the Purchaser and the name or names in which each such Certificate is to be registered shall be in accordance with the information set forth on the signature page hereto.

                  4. REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR AND THE SERVICER. The Transferor and Servicer represent and warrant, severally with respect to the representations made by them to, and agrees with, each Purchaser that, as of the date hereof:

                           (a) ORGANIZATION AND GOOD STANDING. Each of the
Servicer and the Transferor is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement, the Pooling and Servicing Agreement, the Supplement and the Receivables Purchase Agreement and to execute and deliver to the Trustee the Certificates pursuant hereto.

                           (b) DUE QUALIFICATION. Each of the Servicer and the
Transferor is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct business, and has obtained all necessary licenses and approvals with respect to the Transferor or the Servicer required under federal and Delaware law; PROVIDED, HOWEVER, that no representation or warranty is made with respect to any qualifications, licenses or approvals which the Trustee would have to obtain to do business in any state in which the Trustee seeks to enforce any Receivable.

                           (c) DUE AUTHORIZATION; ENFORCEABILITY. The execution
and delivery of this Agreement, the Pooling and Servicing Agreement, the Supplement, the Receivables Purchase Agreement, the Interest Rate Cap Agreement, and the execution and delivery to the Trustee of the

Certificates by the Servicer and the Transferor and the consummation of the transactions provided for in this Agreement, the Pooling and Servicing Agreement, the Supplement and the Receivables Purchase Agreement have been duly authorized by the Servicer and the Transferor by all necessary corporate action. The Receivables Purchase Agreement, the Pooling and Servicing Agreement, the Interest Rate Cap Agreement and the Supplement each constitutes the legal, valid and binding obligation of the Transferor and the Servicer, as applicable, enforceable against the Transferor and the Servicer, as applicable, in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general, and (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

                           (d) NO CONFLICTS. The execution, delivery and
performance of this Agreement, the Pooling and Servicing Agreement, the Supplement, the Receivables Purchase Agreement, the Interest Rate Cap Agreement and the Certificates, the performance of the trans actions contemplated by this Agreement, the Pooling and Servicing Agreement, the Supplement, the Receivables Purchase Agreement, the Interest Rate Cap Agreement, and the fulfillment of the terms hereof by each of the Servicer and the Transferor, do not (i) contravene its charter or By-Laws, (ii) violate any provision of, or require any filing (except for the filings under the UCC required by the Certificate Agreement, each of which has been duly made and is in full force and effect), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Servicer or the Transferor, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect, (iii) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Servicer or the Transferor is a party or by which it or its properties may be bound or affected except those as to which a consent or waiver has been obtained and is in full force and effect and an executed copy of which has been delivered to the Trustee, or (iv) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by the Servicer or the Transferor other than as specifically contemplated by the Certificate Agreement.

                           (e) TAXES. Each of the Servicer and the Transferor
has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges due from the Servicer or the Transferor or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings. Each of the Servicer and the Transferor knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves have not been established.

                           (f) NO VIOLATION. The execution and delivery of the
Purchase Documents and the execution and delivery to the Trustee of the Certificates, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with or violate any Requirements of Law applicable to the Servicer or the Transferor. Each of the Servicer
                                      - 4 -

and the Transferor has conducted and is conducting its origination and servicing so as to comply in all respects with all applicable statutes and regulations, including, without limitation, usury, truth-in-lending, and equal credit opportunity laws.

                           (g) NO PROCEEDINGS. There are no proceedings or
investigations pending or, to the knowledge of the Servicer or the Transferor, threatened against the Servicer or the Transferor before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality
(i) asserting the invalidity of this Agreement, the Purchase Documents or the Certificates, (ii) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by this Agreement, the Purchase Documents or the Certificates, (iii) seeking any determination or ruling that, in the reasonable judgment of the Servicer or the Transferor, would materially and adversely affect the performance by the Servicer or the Transferor of its obligations under this Agreement, the Purchase Documents or the Certificates, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, the Purchase Documents or the Certificates or (v) seeking to affect adversely the income tax attributes of the Trust.

                           (h) ALL CONSENTS REQUIRED. All approvals,
authorizations, consents, orders or other actions of any Person or of any governmental body or official required in connection with the execution and delivery of this Agreement, the Purchase Documents and the Certificates, the performance of the transactions contemplated by this Agreement, the Purchase Documents and the fulfillment of the terms hereof, have been obtained.

                           (i) BONA FIDE RECEIVABLES. Each Receivable is or will
be an account receivable arising out of the Originator's performance in accordance with the terms of the Charge Account Agreement giving rise to such Receivable. Neither the Transferor nor the Servicer has knowledge at the time of the initial creation of an interest of the Trust in any Eligible Receivable under the Pooling and Servicing Agreement of any fact which should have led it to expect that such Eligible Receivable would not be paid in full when due.

                           (j) PLACE OF BUSINESS. The principal place of
business of the Transferor is in Houston, Texas, and the offices where the Transferor keeps its records concerning the Receivables and related contracts are in Houston, Texas. The principal place of business of the Servicer is in Houston, Texas, and the offices where the Servicer keeps its records concerning the Receivables and related contracts are in Jacksonville, Texas.

                           (k) PAY OUT EVENT. As of the Series 1995-1 Closing
Date, no Pay Out Event, and no condition that with the giving of notice and/or the passage of time would constitute a Pay Out Event, has occurred and is continuing.

                           (1) NOT AN INVESTMENT COMPANY. The Transferor is not
an "investment company" or controlled by an "investment company" within the meaning of the Investment Company Act, or is exempt from all provisions of such Act.
                                      - 5 -

                           (m) SECURITIES ACT; TRUST INDENTURE ACT. Under the
circumstances contemplated by this Agreement and the Placement Agency Agreement, the offer and sale of the Certificates are transactions exempt from the registration requirements of the Securities Act; and the Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT").

                           (n) PLACEMENT AGENT. Except for BT Securities
Corporation, the Transferor and the Servicer have not dealt with any broker, investment banker, or other person who may be entitled to any commission or compensation in connection with the sale of the Certificates, and the fees of BT Securities Corporation shall be payable, and shall be paid, by the Transferor from proceeds of the sale of the Certificates and the Purchasers shall have no liability therefor.

                           (o) TRUST PROPERTY. The Transferor is not
transferring its interests in the Trust Property to the Trustee with an actual intent to hinder, delay or defraud any creditor; the Transferor is solvent (as that term is utilized under applicable bankruptcy, insolvency and fraudulent conveyance laws) and will not be rendered insolvent by the transfer and assignment of the Trust Property. The Transferor has adequate capital to conduct its business as it is presently conducted.

                           (p) ERISA LIENS. At the time of the transfer of the
Trust Property from the Transferor to the Trustee, the Transferor owned the Trust Property free and clear of any liens, claims (including but not limited to claims of ownership) or encumbrances, including, but not limited to federal tax liens, ERISA liens and claims arising pursuant to 31 U.S.C. Section 3713.

                           (q) ERISA AND THE CODE. Assuming the accuracy of the
representations and warranties of the Purchasers contained herein, the execution and delivery of this Agreement and the issue and sale of the Certificates by the Transferor does not and will not involve any transaction by the Transferor that is prohibited under Section 406 (a) of ERISA or in connection with which an excise tax could be imposed pursuant to Section 4975(a) or (b) of the Internal Revenue Code of 1986, as amended (the "CODE"), by reason of any of the prohibited transactions described in Section 4975(c) (1) (A), (B), (C), or (D) of the Code.

                           (r) MARGIN SECURITIES. None of the transactions
contemplated in this Agreement (including, without limitation, the use of proceeds from the sale of the Certificates) will result in a violation of
Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

                           (s) The Pooling and Servicing Agreement and the
Supplement constitute either:

                                    (i) a valid transfer, assignment, set-over
         and conveyance to the Trust of all right, title and interest of the Transferor in and to the Receivables, the Related Contracts, the Assigned Property, the Cap Proceeds Account and the Negative Carry Account and all proceeds thereof, and such Receivables and all proceeds thereof will be held
                                      - 6 -

         by the Trust free and clear of any Lien of any Person claiming through or under the Trans feror or any of its Affiliates except for (x) Permitted Liens, (y) the interest of the Transferor as Holder of the Exchangeable Transferor Certificate and any other Class of Certificates held by the Transferor from time to time and (z) the Transferor's right, if any, to interest accruing on, and investment earnings, if any, in respect of the Interest Funding Account, the Principal Account, the Equalization Account, or any Series Account, as provided in the Pooling and Servicing Agreement or the Supplement; or

                                    (ii) a grant of a security interest (as
         defined in the UCC as in effect in the Relevant UCC State) in and to the Receivables, the Related Contracts, the Assigned Collateral and all proceeds thereof, which grant is enforceable with respect to the existing Receivables and any Receivables in Automatic Additional Accounts designated for inclusion in the Trust (other than Receivables in Supplemental Accounts) and the proceeds thereof upon execution and delivery of the Pooling and Servicing Agreement and the Supplement, and which will be enforceable with respect to such Receivables hereafter created and the proceeds thereof, upon such creation.

                  The Pooling and Servicing Agreement and the Supplement constitute the grant of a security interest to the Trust in such property, upon the filing of the financing statement described in Section 2.1 of the Pooling and Servicing Agreement and in the case of the Receivables hereafter created and proceeds thereof, upon such creation, the Trust shall have a first priority perfected security interest in such property, except for Permitted Liens. Except as contemplated in the Pooling and Servicing Agreement or the Supplement, neither the Transferor nor any Person claiming through or under the Transferor shall have any claim to or interest in the Collection Account, the Principal Account, the Interest Funding Account, the Distribution Account, the Equalization Account, the principal funding account for any Series or any other Series Account, or the Cap Proceeds Amount or the Negative Carry Account, except for the Transferor's rights to receive interest accruing on, and investment earnings in respect of, any such account as provided in the Pooling and Servicing Agreement (or, if applicable, any Series Account as provided in any Supplement) and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Transferor in such property as a debtor for purposes of the UCC as in effect in the Relevant UCC State. The Receivables Purchase Agreement constitutes a transfer to the Transferor of all rights, title and interests of the Originators in and to the Receivables purported to be sold thereunder, whether then existing or thereafter created in the applicable Accounts and the proceeds thereof.

                           (u) The Transferor is not insolvent.

                           (v) The Transferor is the legal and beneficial owner
of all right, title and interest in and to each Receivable and each Receivable has been or will be transferred to the Trust free and clear of any Lien other than Permitted Liens.

                           (w) All consents, licenses, approvals or
authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the

                                      - 7 -

Transferor or Servicer in connection with the transfer of Trust Property to the Trust have been duly obtained, effected or given and are in full force and effect.

                           (x) The Transferor has clearly and unambiguously
marked all its computer records and all its microfiche storage files regarding the Receivables as the property of the Trust and shall maintain such records in a manner such that the Trust shall have a perfected interest in such Receivables.

                           (y) As of the Series 1995-1 Closing Date, SCHEDULE 1
to the Pooling and Servicing Agreement is an accurate and complete listing of all Accounts in all material respects as of such day and the information contained therein with respect to the identity of each Account and the aggregate unpaid balance of the Receivables existing thereunder is and will be true and correct in all material respects as of such day; as of the close of business on the Business Day preceding the Series 1995-1 Closing Date the aggregate Outstanding Balance for all Eligible Receivables was $195,191,000.

                           (z) Each Account classified as an "Eligible Account"
by the Transferor in any document or report delivered under the Pooling and Servicing Agreement satisfies the requirements contained in the definition of Eligible Account.

                           (aa) All information with respect to the Accounts and
the Receivables provided to the Trustee by the Transferor was true and correct in all material respects as of the Series 1995-1 Closing Date.

                           (bb) Each Receivable then existing has been conveyed
to the Trust free and clear of any Lien of any Person claiming through or under the Transferor or any of their Affiliates (other than Permitted Liens) and in compliance, in all material respects, with all Requirements of Law applicable to the Transferor.

                           (cc) With respect to each Receivable then existing,
all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Transferor or the Servicer in connection with the conveyance of such Receivable to the Trust have been duly obtained, effected or given and are in full force and effect.

                           (dd) Collectively, the documents delivered to each
potential purchaser of the Investor Certificates, including this Agreement, the Certificate Agreement, the Receivables Purchase Agreement, the Investor Certificates, the most recent Annual Report and most recent Quarterly Report of SRI, and the updated portfolio information specified in Section 22 of this Agreement, including the most recent Monthly Settlement Statement (such documents and any other documents delivered to each potential purchaser of the Investor Certificates, collectively as used herein the "OFFERING DOCUMENTS") will not contain any untrue statements of any material facts or omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made or existing at the
                                      - 8 -

time prior to the Series 1995-1 Closing Date the Offering Documents are delivered by or on behalf of the Transferor to a potential purchaser of any Investor Certificate and on the Series 1995-1 Closing Date, not misleading.

                  5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser represents and warrants to, and agrees with, the Transferor and the Servicer, as of the date hereof and as of the Series 1995-1 Closing Date, that:

                           (a) It has received all information concerning the
Certificates, the Transferor, the Servicer, the Trust Property, the Pooling and Servicing Agreement, the Supplement and any other matter relevant to its decision to purchase the Certificates that it has requested. It has had an opportunity to discuss fully the Transferor's and the Servicer's business, management and financial affairs, and the terms and conditions of the proposed purchase, with the Transferor and the Servicer and its representatives;

                           (b) It is an "accredited investor" within the meaning
of Rule 501(a)(1), (2), (3) , (7) or (as long as all of its equity owners are "accredited investors" within the categories of Rule 501(a)(1), (2), (3) or (7))
(8) of Regulation D of the Securities Act, and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and is able and prepared to bear the economic risk of investing in, the Certificates;

                           (c) It is purchasing the Certificates for its own
account, or for the account of one or more "accredited investors" within the meaning of Rule 501(a)(1), (2), (3), (7) or (as long as all of the equity owners are "accredited investors" within the categories of Rule 501(a) (1), (2), (3) or
(7)) (8) of Regulation D under the Securities Act which meet the criteria described in subparagraph (b) above and for which it is acting with complete investment discretion, for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of its property shall at all times be and remain within its control;

                           (d) It understands that the Certificates have not
been and will not be registered or qualified under the Securities Act or any applicable state securities laws or the securities laws of any other jurisdiction and are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and that the Certificates initially will bear the legend and be subject to the restrictions on transfer described in the Supplement;

                           (e) It is not (i) an employee benefit plan (as
defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a plan described in Section 4975(E)(1) of the Code, or (iii) an entity whose underlying assets include plan assets by reason of a plan's investment in the entity;

                           (f) It understands that the Certificates are subject
to restrictions on transfer set forth in the legend contained in Section 11 of the Supplement.
                                      - 9 -

                           (g) It has not acquired and it will not sell, trade,
transfer, assign, participate, pledge, hypothecate or otherwise dispose of the Class C Certificates it is purchasing hereunder (or any interest therein) or cause or permit such Class C Certificates (or any interest therein) to be marketed (by anyone acting on its behalf or with its approval) on or through (i) an "established securities market" within the meaning of section 7704(b)(1) of the Code, including, without limitation, an over-the-counter-market or an interdealer quotation system that regularly disseminates firm buy or sell quotations or (ii) a "secondary market" within the meaning of Code section 7704(b)(2), including a market wherein the Class C Certificates (or any interest therein) are regularly quoted by any person making a market in such interests and a market wherein any person regularly makes available bid or offer quotes with respect to the Class C Certificates (or any interest therein) and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others. Such Purchaser is aware that the opinion of special tax counsel to the Servicer and the Transferor regarding the Trust's treatment as a publicly traded partnership taxable as a corporation is dependent in part on the accuracy of the preceding sentence. Any representation made by a Purchaser pursuant to this paragraph shall be based solely on the law in effect at the time of the acquisition, sale, trade, transfer assignment, participation, pledge, hypothecation, other disposition or marketing of the Class C Certificates (or any interest therein), as the case may be, and on Treasury Regulations then proposed at such time to the extent such regulations could have retroactive effect; such Purchaser shall have no responsibility for changes in the law or in any such proposed Treasury Regulations occurring after the date of the acquisition, sale, trade, transfer, assignment, participation, pledge, hypothecation, other disposition or marketing of the Class C Certificates (or any interest thereon), as the case may be, or for any representation made in good faith in reliance on the advice of counsel. In addition to the foregoing, if it should decide to dispose of the Class C Certificates which it is purchasing hereunder, or any portion thereof, it will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of such Class C Certificates or portion thereof except in accordance with the provisions of the Certificate Agreement.

                  Each Purchaser understands that the Transferor, the Servicer, the Placement Agent, and, for purposes of the opinions to be delivered to the Purchasers pursuant to SECTION 7, Kirkland & Ellis, will rely upon the accuracy and truth of the foregoing representations, and each Purchaser hereby consents to such reliance.

                  6. CLOSING DATE CONDITIONS OF THE OBLIGATIONS OF THE PURCHASERS. The obligations of each Purchaser to purchase and pay for the Certificates on the Series 1995-1 Closing Date shall be subject to the accuracy, as of the date hereof and as of the Series 1995-1 Closing Date, of the representations and warranties of the Transferor and the Servicer herein, the performance by the Transferor and the Servicer of its obligations hereunder and the following additional conditions:

                           (a) On the Series 1995-1 Closing Date, this
Agreement, the Pooling and Servicing Agreement, the Supplement, the Receivables Purchase Agreement, the Interest Rate Cap Agreement and the Certificates (collectively, the "OPERATIVE DOCUMENTS") shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Trustee shall have received a fully executed copy thereof or, with respect to the Certificates, a conformed copy thereof.
                                     - 10 -

                  The Operative Documents shall be substantially in the forms heretofore provided to the Purchasers.

                           (b) On the Series 1995-1 Closing Date, each Purchaser
shall have received a certificate from the Trustee, dated the Series 1995-1 Closing Date, stating that each of the Pooling and Servicing Agreement and the Supplement has been duly authorized, executed and delivered by the Trustee and the Certificates have been duly authenticated by the Trustee in accordance with the Pooling and Servicing Agreement.

                           (c) All documents (other than opinions of counsel
which will be delivered as set forth herein) incident hereto and to the Pooling and Servicing Agreement and the Supplement shall be reasonably satisfactory in form and substance to the Purchasers and their counsel.

                           (d) The Purchasers shall have received an opinion,
dated the Series 1995-1 Closing Date, addressed to the Purchasers, of counsel to the Trustee, reasonably satisfactory in form and substance to the Purchasers.

                           (e) All representations and warranties of (i) each of
the Transferor and the Servicer contained in this Agreement and in the other Operative Documents to which it is a party or in any document, certificate or financial or other statement delivered in connection herewith or therewith and
(ii) each Originator contained in the Receivables Purchase Agreement, shall be true and correct on the Series 1995-1 Closing Date in all material respects as of such date both before and after giving effect to the effectiveness hereof.

                           (f) The Purchasers' purchase of the Certificates (a)
shall not be prohibited by any applicable law or governmental regulation, (b) shall not subject any Purchaser to any penalty under or pursuant to any applicable law or governmental regulation, (c) shall be permitted by the laws and regulations of the jurisdictions to which the Purchasers are subject. The Transferor shall have delivered to each Purchaser factual certificates or other evidence, in form and substance satisfactory to each Purchaser, to enable each Purchaser to establish compliance with this condition, as may be requested.

                           (g) The Transferor shall have received all consents,
permits and other authorizations, and made all such filings and declarations, as may be required from any Person, pursuant to any law, statute, regulation or rule (Federal, state, local and foreign) in connection with the transactions contemplated by this Agreement.

                           (h) The Purchasers shall have received a true and
correct copy of a letter from each of Standard & Poor's Ratings Group and Duff & Phelps Credit Rating Co. confirming that (x) the Class A Certificates have been rated "AAA," (y) the Class B Certificates have been rated at least "A," and (z) the Class C Certificates have been rated at least "BBB."

                           (i) The Purchasers shall have received evidence,
reasonably satisfactory to the Purchasers, of the payment, if any, of all taxes, fees and other governmental charges, if any, incidental to the issuance of the Certificates and to the consummation of the transactions contemplated hereunder and under the Pooling and Servicing Agreement and the Supplement.

                           (j) The Purchasers shall have received an Officer's
Certificate of each of the Transferor and the Servicer in form and substance satisfactory to the Purchasers, duly executed by an authorized officer of the Transferor and the Servicer, as the case may be, with respect to the corporate good standing of each of the Transferor and the Servicer and the appropriate authorizations to enter into this transaction including a statement to the effect that (i) subsequent to June 30, 1995, there has been no material adverse change in the financial position or results of operation of the Transferor's or the Servicer's business, and (ii) subsequent to July 30, 1993 there has been no material adverse change in respect of the information set forth on pages 25-44 (other than the information on page 44 under the heading "Maturity Assumptions") of the Offering Circular dated July 29, 1993, furnished by the Transferor in connection with the transactions executed by the Pooling and Servicing Agreement as supplemented by the Series 1993-1 Supplement and Series 1993-2 Supplement thereto and all related documents (the "1993 PRIVATE PLACEMENT MEMORANDUM"), except in either case as contemplated or described in such certificate. Each Officer's Certificate shall include as attachments articles of incorporation, by-laws and appropriate corporate resolutions.

                           (k) All proceedings in connection with the
transactions contemplated by this Agreement and the Pooling and Servicing Agreement and the Supplement and all documents incident hereto and thereto shall be satisfactory in form and substance to the Purchasers' special counsel, and the Purchasers and their special counsel shall have received such information, certificates, opinions and documents as may be reasonably requested.

                           (l) The Purchasers shall have received an opinion
from Kirkland & Ellis, dated the Series 1995-1 Closing Date, with respect to such (A) non-consolidation and true sale issues, (B) perfection issues (including opinions on the Equalization Account), (C) corporate and federal tax issues as the Purchasers may reasonably request (and including an Opinion to the effect that the Originator has the corporate power and authority to acquire and own the Receivables, and that the Originator has the corporate power and authority to create and own Accounts).

                           (m) The Trustee shall have received an opinion from
Kirkland & Ellis, dated the Series 1995-1 Closing Date, to the effect that (i) the issuance of the newly issued Series of Investor Certificates will not adversely affect the Federal and New York state income tax characterization of any outstanding Series of Investor Certificates, and (ii) the issuance of the newly issued Series will not result in the Trust being subject to tax at the entity level for federal or applicable state tax purposes.

                           (n) The Purchasers shall have received opinions from
Hirsch & Westheimer, P.C., dated the Series 1995-1 Closing Date, with respect to such perfection issues as the Purchasers may reasonably request.

                           (o) The Purchasers shall have received opinions from
Hirsch & Westheimer, P. C. each dated the Series 1995-1 Closing Date, with respect to such state tax issues as the Purchasers may reasonably request.

                           (p) The Purchasers shall have received a copy of each
of (i) evidence of the deposit of $6,000,000 in the Equalization Account; and
(ii) confirmation of the purchase of the Interest Rate Cap.

                           (q) Subsequent to the execution and delivery of this
Agreement there shall not have occurred (i) any change, or any development involving a prospective change, in or affecting particularly the business or properties of the Servicer or the Transferor, or any of their respective Affiliates, which in the Purchasers' judgment materially impairs the investment quality of the Certificates; (ii) any banking moratorium declared by Federal or New York authorities; (iii) any downgrading in the rating of any debt securities of the Servicer or the Transferor, or any of their respective Affiliates, by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act of 1933), or any public announcement that any such organization has under surveillance or review its rating of any such debt securities (other than an announcement with positive implications of possible upgrading, and no implication of possible downgrading, of such rating); or (iv) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of way by Congress, or any other substantial national or international calamity or emergency if, in the Purchasers' judgment, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the sale of and payment for the Certificates.

                           (r) The reasonable fees and expenses of Purchasers'
counsel shall have been paid.

                           (s) The issuance of the Series 1995-1 Investor
Certificates shall have satisfied the following additional conditions to an Exchange described in Section 6.9 of the Pooling and Servicing Agreement:

                           (i) At least five Business Days in advance of the Series 1995-1 Closing Date, the Transferor shall have delivered the Exchange Notice, specifying the Exchange Date and the other terms and conditions set forth in such Section 6.9(b).

                           (ii) On the Exchange Date, the Trustee shall have received (A) written confirmation from each Rating Agency that the Exchange will not result in such Rating Agency's reducing or withdrawing its rating on any then outstanding Series as to which it is a Rating Agency, (B) an Officer's Certificate of the Transferor executed pursuant to such Section 6.9(b) and (C) the existing Exchangeable Transferor Certificate.

                           (t) On the Series 1995-1 Closing Date, the Servicer
will have received written confirmation from each Rating Agency to the effect that the original rating of the Series 1993-1 Investor Certificates and the Series 1993-2 Investor Certificates will not be reduced or withdrawn as a result of the amendments to the Pooling and Servicing Agreement and the Receivables Purchase Agreement being effected on the Series 1995-1 Closing Date.

                           (u) The Transferor shall have received written
consent from National Westminster Bank Plc, New York Branch to engage in the transactions contemplated by this Agreement.

                  If on the Series 1995-1 Closing Date, any condition specified in this Agreement shall not have been fulfilled when and as required in this Agreement or waived by the Purchasers, the Purchasers' obligation to purchase the Certificates pursuant to this Agreement may be terminated by notice to the Transferor and the Servicer, given to the Transferor and the Servicer in writing or by facsimile. Nothing in this paragraph shall operate to relieve the Transferor or the Servicer from any of its obligations hereunder or otherwise waive any of the Purchasers' rights against the Transferor and the Servicer.

                  7. FUNDING COSTS. If the Series 1995-1 Closing does not occur by August 16, 1995, (i) payment shall be made to each Purchaser in an amount equal to the amount by which (i) the interest that would have accrued on such Purchaser's Investor Certificates had such Investor Certificates been issued on August 16, 1995 rather than in the actual date of issuance exceeds (ii) the amount earned by such Purchaser from the investment of its Funds in Cash equivalents during such period. Such payments shall be payable in immediately available funds into an account designated by the applicable Purchaser. In the event the Transferor or the Servicer shall not make the payments described in this paragraph 7, the Purchasers' obligations hereunder shall be terminable in their sole discretion.

                  8. RULE 144A. The Transferor and Servicer covenant and agree that, until the Series 1995-1 Termination Date, unless the Required Purchasers shall otherwise consent in writing, they will provide, upon request, to any Purchaser and any "qualified institutional buyer" (as defined below) designated by such Purchaser, such financial and other information as such Purchaser may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Certificates. For the purpose of this Section, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

                  9. AMENDMENTS. No amendment to or waiver of any provision of this Agreement shall in any event be effective with respect to any party hereto unless the same shall be in writing and signed by such party.

                  10. SUCCESSORS AND ASSIGNS; ASSIGNMENTS. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Each of the Purchasers may transfer its Certificates and assign its rights and obligations hereunder to any Person subject, with respect to the Transfer of such Certificates to the restrictions specified in Section 11 of the Supplement. The Transferor agrees that it will, upon request, enter into an agreement with any such subsequent holder of Certificates providing that the provisions of this Agreement shall inure to the benefit of such subsequent holder.

                  11. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made herein and in the Certificates delivered pursuant hereto shall survive the Series 1995-1 Closing.

                  12. EXPENSES; INDEMNIFICATION. The Transferor shall pay all reasonable out-of-pocket fees and expenses of the Purchasers (including reasonable legal fees) (a) in connection with the negotiation and execution of this Agreement and the Purchase Agreement and the transactions contemplated hereunder and thereunder (provided that the Transferor shall only be required to pay the legal fees for one law firm acting on behalf of all of the Purchasers,
(b) incurred in delivering the opinions required by Section 23 (a)(iii) hereof and Section 11(e) of the Series 1995-1 Supplement (but only with respect to any transfer by The Chicago Corporation) and (c) incurred from and after a Pay Out Event in connection with the enforcement of this Agreement and the other Purchase Documents against the Transferor and SRI and in connection with any workout or restructuring of this Agreement and the other Purchase Documents.

                  13. ENTIRE AGREEMENT. This agreement, together with the other Purchase Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

                  14. SURVIVAL. The respective representations, warranties and agreements made by the Transferor, the Servicer and the Purchasers herein or in any certificate or other instrument delivered pursuant hereto shall survive the delivery of and payment for the Certificates notwithstanding any investigation made by or on behalf of any party hereto.

                  15. NOTICES. All communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mail, postage prepaid and return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, (i) if to a Purchaser, addressed to such Purchaser at the address set forth on such Purchaser's signature page hereto, or to such other address as such Purchaser may designate in writing to the Transferor, (ii) if to the Transferor, addressed to the address set forth on the signature page hereto, or such other address as the Transferor may designate in writing to the Purchasers, (iii) if to the Servicer, addressed to 1020 Willow Creek, Jacksonville, Texas 75766, or such other address as the Servicer may designate in writing to the Purchasers.

                  16. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Transferor, the Servicer, the Purchasers and their respective successors and assigns. Nothing expressed herein is intended or shall be construed to give any person other than the persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

                  17. SEVERABILITY OF PROVISION. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

                  18. MISCELLANEOUS. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in counterparts, which may include facsimile counterparts, each of which shall constitute an original, but all of which shall together constitute one instrument.

                  19. NO BANKRUPTCY PETITION AGAINST THE TRANSFEROR. Each Purchaser, severally and not jointly, hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Investor Certificates issued by SRI Receivables Master Trust, none of them will institute against, or join any other Person in instituting against, the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

                  20. SEVERAL OBLIGATIONS. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of each Purchaser under this Agreement shall be several and not joint.

                  21. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  22. UPDATED PORTFOLIO INFORMATION. The Servicer and the Transferor shall use their best efforts to deliver to the Purchaser, prior to or as soon as reasonably practicable after the Series 1995-1 Closing Date, an update of all tabular information set forth on pages 33 through 46 of the 1993 Private Placement Memo. Such update shall be as of or for the period ending July 2, 1995, May 28, 1995 or January 29, 1995, in the case of data presented as of or for the period ending on, respectively, a calendar month, a fiscal quarter, or a fiscal year. In each case, such update shall contain comparable segment data for prior fiscal periods to the same extent as provided in the 1993 Private Placement Memo.

                  23. RESALE OF CLASS C CERTIFICATES. The Servicer, the Transferor and the Purchaser of the Class C Certificates (the "CLASS C PURCHASER") agree as follows with respect to any resale by the Purchaser of the Class C Certificates:
                                     - 16 -

                  (a) SECURITIES ACT EXEMPTION. The Class C Purchaser shall conduct such resales in a fashion which shall qualify the offering of the Certificates and such resales for the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder. In furtherance of the foregoing:

                           (i) Such resales shall be made to "qualified institutional buyers" (each a "QIB") within the meaning of Rule 144A under the Securities Act or to "accredited investors" within the meaning of Rule 501(a)(1),(2),(3), (7) or (as long as all of its equity owners are "accredited investors" within the categories of Rule 501(a)(1),(2),(3) or (7)) (8) of Regulation D of the Securities Act (each an "IAI").

                           (ii) In the event that any such sale is made to a QIB, the Class C Purchaser shall also comply with the requirements of Rule 144A(d)(1) and (2).

                           (iii) In the event that any such sale is made to an IAI that is not also a QIB, the Class C Purchaser shall deliver to the Transferor and the Servicer, at the time of such sale, an opinion of counsel in form and substance satisfactory to the Transferor and the Servicer and from counsel satisfactory to the Transferor and the Servicer to the effect that such resale, when taken together with the initial sale of Certificates to the Purchasers, constitutes a private placement under Section 4(2) of the Securities Act.

                           (iv) The Class C Purchaser shall not sell the Class C Certificates to more than 15 purchasers (each such purchaser being an "ULTIMATE PURCHASER").

                  (b) DISCLOSURE TO ULTIMATE PURCHASERS. The Class C Purchaser agrees that it shall deliver to Ultimate Purchaser a copy of the following materials:

                           (i) the updated portfolio information specified in
         Section 22 hereof;

                           (ii) the 1993 Private Placement Memo;

                           (iii) this Agreement, the Certificate Agreement and the Receivables Purchase Agreement; and

                           (iv) any further information delivered to the Class C Purchaser by the Transferor prior to the sale to such Ultimate Purchaser, which further information specifically states that it is "supplemental disclosure" delivered pursuant to this Section 22(b)(iv).

                  (c) REPRESENTATIONS AND COVENANTS BY ULTIMATE PURCHASERS. Each Ultimate Purchaser must represent that it is a QIB or IAI, as applicable, in a representation letter addressed to the Class C Purchaser and the Transferor. Each Ultimate Purchaser that is an IAI and that is not a QIB must further represent that it is purchasing the Class C Certificates for its own account, for investment purposes only and not with a view to distribution, subject to the understanding that the
                                     - 17 -

disposition of its property shall at all times be and remain within its control. Each Ultimate Purchaser shall covenant that it will not resell its Class C Certificates except in a transaction which complies with the requirements of
Section 23(a) above.

                  (d) BLACK-OUT PERIODS. The Purchaser shall be entitled to solicit the purchase of the Class Certificates by Ultimate Purchasers at any time that the Transferor has not delivered notice to the Purchaser specifying a period (a "Black-out Period") during which solicitations and sales shall not be made. The Transferor shall be entitled to impose a Black-out Period only at such time as, in the Transferor's discretion reasonably exercised, the solicitation of Ultimate Purchasers would result in a violation of applicable securities laws by reason of a failure to disclose material nonpublic information which the Transferor or its affiliates possess and which the Transferor or its affiliates are unwilling or unable to disclose. Notwithstanding the foregoing, the Transferor shall not impose a Black-out Period prior to October 11, 1995, unless it shall have concurrently offered to repurchase the Class C Certificates then held by the Purchaser for a purchase price equal to the Invested Amount thereof plus accrued and unpaid interest.

                  (e) OFFERING BY TRANSFEROR. For purposes of Section 23(a) hereof, Transferor represents to the Class C Purchaser that it has not offered the Certificates to more than five potential investors, each of whom it believes to be an IAI.
                                     - 18 -

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

ARGOS FUNDING CORP.


By:___________________________
Title:_________________________
Notice Address:

Attention:
Telephone:
Telecopy:
Certificate Class:

Face Amount:
Purchase Price:
Number of Certificates (and denominations, if more than one Certificate):
Registered Name on Certificate:

SRI RECEIVABLES PURCHASE CO., INC.


By:  Jerry C. Ivie
Title: Senior Vice President, Secretary and Treasurer
Notice Address:  10201 Main Street
                 Houston, TX  77025
Telephone:       713-669-2646
Telecopy:        713-660-3342


SPECIALTY RETAILERS, INC.


By: Jerry C. Ivie
Title: Senior Vice President, Secretary and Treasurer
Notice Address:  10201 Main Street
                 Houston, TX 77025
Attention:       Jerry Ivie
Telephone:       713-669-2646
Telecopy:        713-660-3342

                                     - 19 -

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

ANAGRAM FUNDING CORP.


By:___________________________
Title:_________________________
Notice Address:

Attention:
Telephone:
Telecopy:
Certificate Class:

Face Amount:
Purchase Price:
Number of Certificates (and denominations, if more than one Certificate):
Registered Name on Certificate:

SRI RECEIVABLES PURCHASE CO., INC.


By: Jerry C. Ivie
Title: Senior Vice President, Secretary and Treasurer
Notice Address:   10201 Main Street
                  Houston, TX  77025
Telephone:        713-669-2646
Telecopy:         713-660-3342


SPECIALTY RETAILERS, INC.


By: Jerry C. Ivie
Title: Senior Vice President, Secretary and Treasurer
Notice Address:   10201 Main Street
                  Houston, TX 77025
Attention:        Jerry Ivie
Telephone:        713-669-2646
Telecopy:         713-660-3342

                                     - 20 -

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

THE CHICAGO CORPORATION


By:___________________________
Title:__________________________
Notice Address:

Attention:
Telephone:
Telecopy:
Certificate Class:

Face Amount:
Purchase Price:
Number of Certificates (and denominations, if more than one Certificate):
Registered Name on Certificate:

SRI RECEIVABLES PURCHASE CO., INC.


By: Jerry C. Ivie
Title: Senior Vice President, Secretary and Treasurer
Notice Address:  10201 Main Street
                 Houston, TX  77025
Telephone:       713-669-2646
Telecopy:        713-660-3342


SPECIALTY RETAILERS, INC.


By: Jerry C. Ivie
Title: Senior Vice President, Secretary and Treasurer
Notice Address:  10201 Main Street
                 Houston, TX 77025
Attention:       Jerry Ivie
Telephone:       713-669-2646
                                     - 21 -